Exhibit 99.2
Recent developments
      On December 1, 2005, CSK Corp. announced the execution of a definitive merger agreement pursuant to which a wholly owned subsidiary of CSK Auto, Inc. will acquire Murray’s for approximately $170 million (including amounts needed to repay Murray’s existing indebtedness), subject to certain adjustments relating to working capital and transaction expenses. Please see our Current Report on Form 8-K filed on December 1, 2005 for a copy of the merger agreement. The acquisition is subject to customary closing conditions. On December 12, 2005, we obtained clearance for the acquisition under the Hart-Scott-Rodino Antitrust Improvements Act. Although there can be no assurances that the acquisition will be consummated, we currently expect that the acquisition will be consummated on December 19, 2005. We intend to enter into an amendment to our senior secured credit facility to permit us to borrow the full amount required to finance the acquisition.
      Murray’s currently operates 110 auto parts and accessories retail stores located in Michigan, Illinois, Ohio and Indiana, primarily located in metropolitan areas. We expect that the acquired stores will retain the Murray’s brand name. Differences in Murray’s operations relative to ours include a larger average store (approximately 10,300 square feet as compared to the typical CSK store of 7,200 square feet) and virtually all of its sales are to the DIY retail customer (as compared to approximately 82% of our sales, with the balance of our sales being to commercial customers). Murray’s has approximately 2,000 employees.
      We currently estimate that Murray’s will have net sales of approximately $236 million for its year ending December 25, 2005 as compared to net sales of approximately $225 million for calendar year 2004. Murray’s opened five new stores throughout 2005. We believe Murray’s recent comparable store growth has been negatively impacted by higher gas prices. We believe that the Murray’s acquisition offers us the opportunity to benefit from synergies in back office capabilities and servicing of commercial customers. Additionally, the Murray’s stores carry higher inventory acquisition and distribution costs, which also present potential future synergies. See “Risk Factors— Our failure to integrate and manage Murray’s operations successfully and realize the anticipated benefits of the acquisition would harm our business.” We also expect that the Murray’s acquisition will provide us with additional opportunities to expand our new store growth and increase our retail and commercial sales growth potential.

Risk factors
         You should consider the following risk factors, in addition to the other information presented in this offering memorandum and the documents incorporated by reference in this offering memorandum, in evaluating us, our business, and an investment in the notes. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of the notes and CSK Corp.’s common stock into which the notes are exchangeable to decline, which in turn could cause you to lose all or part of your investment.
Risks related to our industry and business
Our industry is highly competitive and we may not have the resources to compete effectively.
      The retail sale of automotive parts and accessories is highly competitive. Some of our competitors have more financial resources, are more geographically diverse, or have better name recognition than we do, which might place us at a competitive disadvantage to those competitors. Because we seek to offer competitive prices, if our competitors reduce their prices, we may reduce our prices to maintain a competitive position, which could cause a material decline in our revenues and earnings and hinder our ability to service our debt.
      We compete primarily with the following types of businesses:

•	national and regional retail automotive parts chains;

•	wholesalers or jobber stores (some of which are associated with national parts distributors or associations);

•	automobile dealers that supply manufacturer parts; and

•	mass merchandisers and discounters that carry automotive replacement parts and accessories.
If CSK Corp. fails to consummate the acquisition of Murray’s, our growth prospects may be reduced and the price of CSK Corp. common stock may therefore be negatively impacted.
      The merger agreement under which CSK Corp. has agreed to purchase Murray’s is subject to the satisfaction of a number of conditions precedent. If these conditions are not satisfied or, where permissible, waived, or if the acquisition of Murray’s is not consummated for any other reason, our growth prospects may be reduced and the price of CSK Corp. common stock may therefore be negatively impacted. Further, we intend to use the net proceeds of this offering to fund our pending acquisition of Murray’s. If we fail to consummate the acquisition, we will retain broad discretion over the use of these funds. You may not agree with how we spend the proceeds of this offering, and our use of the proceeds may not yield significant return or any return at all.
Our failure to integrate and manage Murray’s operations successfully and realize the anticipated benefits of the acquisition would harm our business.
      Integrating and managing Murray’s operations with ours will present a number of challenges, including the management of stores with different customer bases and different approaches to management, sales and service, and the operation of stores in new geographic locations. As a result, we may not be able to operate these stores efficiently. In addition, the integration of

Murray’s may consume significant attention of the management and employees and distract from our day-to-day business with respect to our existing stores and harm our business. Further, if synergies we expect from the acquisition do not materialize, our profitability may be adversely affected. See “Summary—Recent developments.”
We may not be able to grow our number of stores in a profitable manner.
      Our store growth is based, in part, on expanding selected stores, relocating existing stores, and adding new stores primarily in markets we currently serve, and, from time to time, acquiring stores in our existing and new markets from other automotive parts and accessories retailers.
      Our future organic growth is dependent upon a number of factors, including our ability to:

•	locate and obtain acceptable store sites;

•	negotiate favorable lease terms;

•	complete the construction of new and relocated stores in a timely manner;

•	hire, train and retain competent managers and associates; and

•	integrate new stores into our systems and operations.
      In addition, we have in the past acquired other automotive parts and accessories retailers in our existing and new markets and we currently have a pending acquisition of Murray’s. These types of acquisitions involve a variety of risks. Failure to successfully integrate a large number of acquired stores into our existing business in connection with the acquisition of Murray’s or any future acquisition could adversely affect our financial condition and results of operations, particularly during the period immediately following the acquisition of such stores.
      We cannot assure you that we will be able to continue to open new stores as we have in the past or that our opening of new stores in markets we already serve will not adversely affect existing store profitability nor can we assure you that we will be able to manage our growth effectively.
A decrease in vehicle miles driven, higher gas prices and milder summer temperatures may negatively affect our revenues.
      The need to purchase or replace auto parts is affected by the number of vehicle miles driven. A substantial decrease in the number of vehicle miles driven could have a negative impact on our revenues. Factors that may cause the number of vehicle miles to decrease include:

•	weather conditions;

•	increases in gas prices;

•	changes in the economy; and

•	changes in travel patterns.
      Increases in gas prices, as we experienced in our third quarter of 2005, may also adversely affect our revenues because our DIY customers may defer purchases of certain items as they use a higher percentage of their income to pay for gas.
      In addition, we generally experience increased sales when temperatures are extreme. Accordingly, milder summer temperatures, as we experienced in fiscal 2004 in many of our key markets, may adversely affect our revenues.

A decrease in the ability and willingness of our suppliers to supply products to us on favorable terms would have a negative impact on our results of operations.
      Our business depends on developing and maintaining productive relationships with our vendors and upon their ability or willingness to sell products to us on favorable price and other terms. Many factors outside our control may harm these relationships and the ability or willingness of these vendors to sell these products on such terms. For example, financial difficulties that some of our vendors may face may increase the cost of the products we purchase from them. In addition, our failure to pay promptly, or order sufficient quantities of inventory from our vendors, such as occurred during fiscal 2001, may increase the cost of products we purchase from vendors or may lead to vendors refusing to sell products to us at all. The trend towards consolidation among automotive parts suppliers may disrupt our relationship with some vendors. Any disruption in our vendor relationships or a disruption in our vendor operations could have a material adverse effect on our business and results of operations.
      We receive various payments, allowances, and discounts from our vendors based on, among other things, the volume of purchases or for services that we provide to the vendors. These vendor discounts and allowances help us reduce our costs of sales. Monies received from the vendors include rebates, allowances, and promotional funds. Typically, these funds are dependent on purchase volumes and advertising plans. The amounts to be received are subject to changes in market conditions, vendor marketing strategies, and changes in the profitability or sell-through of the related merchandise. Any material change in, or failure to obtain vendor allowances and discounts, including if we fail to satisfy the criteria in our vendor programs, such as a result of our failure to sell a sufficient quantity of the vendor’s products, could have a material adverse effect on our business and results of operations.
Our operations are concentrated in the western region of the United States, and therefore our business is subject to fluctuations if adverse conditions occur in that region.
      The majority of our stores are located in the Western United States. As a result of this geographic concentration, we are subject to regional risks such as the economy, weather conditions, power outages, the cost of electricity, earthquakes, and other natural disasters. In recent years, certain regions where we operate have experienced economic recessions and extreme weather conditions. Although temperature extremes tend to enhance sales by causing a higher incidence of parts failure and increasing sales of seasonal products, unusually severe weather can reduce sales by causing deferral of elective maintenance. Because our business is seasonal, inclement weather occurring during traditionally peak selling months may harm our business. No prediction can be made as to future economic or weather conditions. Several of our competitors operate stores across the United States and, therefore, may not be as sensitive to such regional risks.
War or acts of terrorism or the threat of either may have a negative impact on our results of operations.
      War or acts of terrorism or the threat of either may have a negative impact on our results of operations by making it more difficult to obtain merchandise available for sale in our stores. In fiscal 2004, we imported directly from other countries approximately 4% of our merchandise. If imported goods become difficult or impossible to bring into the United States, and if we cannot obtain such merchandise from other sources at similar costs, our sales and profit margins may be negatively affected. In the event that commercial transportation is curtailed or substantially delayed, our business may be adversely impacted, as we may have difficulty shipping merchandise to our distribution centers and stores. War or acts of terrorism or the threat of either may also cause the number of vehicle miles to decrease.
Because we are involved in litigation from time to time, and are subject to numerous governmental laws and regulations, we could incur substantial judgments, fines, legal fees, and other costs.
      We currently and from time to time face complaints or litigation incidental to the conduct of our business, including asbestos and similar product liability claims, slip and fall, and other general liability claims, discrimination and employment claims, vendor disputes, and miscellaneous environmental and real estate claims. See Item 3—Legal Proceedings in the 2004 Form 10-K and Item 1—Legal Proceedings in the Quarterly Report on Form 10-Q for the quarterly period ended October 30, 2005 (the “2005 Third Quarter 10-Q”). In some cases, the damages claimed against us are substantial. We accrue reserves using our best estimate of the probable and reasonably estimable contingent liabilities. Although we maintain liability insurance for some litigation claims, if one or more of the claims greatly exceeds our coverage limits or our insurance policies do not cover a claim, it could have a material adverse effect on our business and operating results.
      In addition, we are subject to numerous federal, state, and local governmental laws and regulations relating to, among other things, taxation, employment, environmental protection, and building and zoning requirements. If we fail to comply with existing or future laws or regulations, we may be subject to governmental or judicial fines or sanctions.
We are subject to environmental laws and the cost of compliance with these laws could negatively impact the results of our operations.
      We are subject to various federal, state, and local laws and governmental regulations relating to the operation of our business, including those governing the handling, storage, and disposal of hazardous substances, the recycling of batteries and used lubricants, and the ownership and operation of real property. As a result of investigations undertaken in connection with certain of our store acquisitions, we are aware that soil or groundwater may be contaminated at some of our properties. There can be no assurance that any such contamination will not have a material adverse effect on us. In addition, as part of our operations, we handle hazardous materials and our customers may also bring hazardous materials onto our properties in connection with, for example, our oil-recycling program. There can be no assurance that compliance with environmental laws and regulations will not have a material adverse effect on us in the future. See Item 1—Business—Environmental Matters in the 2004 Form 10-K.
If the material weaknesses identified in the management’s report on internal control over financial reporting as of January 30, 2005 are not remediated, they could result in a material misstatement of our accounts in a future period, which would result in a material misstatement to CSK Corp.’s consolidated annual or interim financial statements that would not be prevented or detected.
      Section 404 of the Sarbanes-Oxley Act of 2002 requires that CSK Corp. establish and maintain an adequate internal control structure and procedures for financial reporting and assess on an on-going basis the design and operating effectiveness of its internal control structure and procedures for financial reporting. In May 2005, CSK Corp. restated its consolidated financial statements for its 2000, 2001, 2002, and 2003 fiscal years and all interim periods of fiscal 2004.

The required restatements related to (i) correction of its lease accounting practices, specifically relating to the evaluation of lease terms, free rent periods, straight-lining of minimum escalating lease payments, the classification of landlord incentives/allowances, and the treatment of costs incurred for certain stores that are constructed and subsequently transferred to our landlords, (ii) correction of the period for recognition of vendor allowances from October through September (i.e. the vendor allowance program year) to a calendar year to correspond with purchases from vendors, and (iii) adjustments required as a result of vendor allowances recorded in error in prior periods that will not be collected.
      In connection with the restatements and required audit adjustments, management concluded that as of January 30, 2005, there were material weaknesses in our internal control over financial reporting relating to:

•	lease accounting practices;

•	accounting for vendor allowances;

•	valuation of inventory allowance accounts for shrinkage and obsolescence and related cost of sales; and

•	certain aspects of the financial reporting process.
      As a result of these material weaknesses, management concluded that we did not maintain effective controls over financial reporting as of January 30, 2005. In light of the material weaknesses, during fiscal 2005 management has implemented additional processes and procedures and new controls governing the review, analysis, and recording of accounting transactions in the identified areas, including the selection and monitoring of appropriate assumptions and factors affecting the accounting practices. Specifically, management has implemented the following: (1) formal accounting reviews in each area with improved reporting by management level accounting personnel; (2) additional processes and procedures to enhance communication between the accounting department and operating departments concerning various aspects of the transactions that impact our accounting in designated areas; and (3) additional review procedures surrounding our internal tracking and reporting of our transactions and related documentation by key accounting personnel.
      However, management’s assessment is ongoing and management does not expect to finalize its assessment and complete all testing procedures until fiscal 2005 year-end. In addition, due to the relatively limited amount of time since certain controls were implemented, management will require sufficient evidence that such controls are operating effectively and may require additional time to implement, monitor and evaluate any new or changed processes and procedures designed to address such weaknesses. The pending acquisition of Murray’s may also complicate the process of implementing, monitoring and evaluating any new or changed processes or procedures. The material weaknesses described above, if not remediated, could result in material misstatements in our financial statements that would not be prevented or detected. See Item 8—Consolidated Financial Statements and Supplementary Data — Management’s Report on Internal Control over Financial Reporting and —Plan for Remediation of Material Weaknesses in the 2004 Form 10-K and Item 4—Controls and Procedures — Evaluation of Effectiveness of Disclosure Controls and Procedures in the 2005 Third Quarter 10-Q.

Risks related to the notes and CSK Corp.’s common stock
We are highly leveraged and our leverage will increase as a result of the Murray’s acquisition. We have substantial debt service obligations and our substantial indebtedness could adversely affect our business, financial condition, and results of operations, and our ability to meet our payment obligations under the notes and our other debt agreements.
      We are highly leveraged. As of October 30, 2005, we had an aggregate of approximately $395.1 million of outstanding indebtedness for borrowed money. After giving effect to the offering of the notes (assuming the initial purchasers do not exercise their over-allotment option to purchase additional notes) and additional borrowings in connection with the pending acquisition of Murray’s, as of October 30, 2005 we would have had $571.2 million of outstanding indebtedness for borrowed money on an as adjusted basis, of which $143.7 million would have been secured indebtedness, including capital lease obligations.
      Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
      The degree to which we are leveraged could have important consequences to your investment in the notes, including the following risks:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding indebtedness;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, or general corporate purposes may be impaired in the future;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes;

•	some of our indebtedness, including our senior credit facility, carries variable rates of interest, and our interest expense could increase if interest rates in general increase;

•	we are substantially more leveraged than some of our competitors, which might place us at a competitive disadvantage to those competitors that have lower debt service obligations and significantly greater operating and financial flexibility than we do;

•	we may not be able to adjust rapidly to changing market conditions;

•	we may be more vulnerable in the event of a downturn in general economic conditions or in our business; and

•	our failure to comply with the financial and other restrictive covenants governing our other debt agreements, which, among other things, require us to maintain certain financial ratios and limit our ability to incur additional debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or our prospects.
      Any of the above-listed factors could have an adverse effect on our business, financial condition, and results of operations, our ability to meet our payment obligations under the notes and our other indebtedness, and the price of CSK Corp.’s common stock.

Our debt agreements restrict or prohibit our ability to engage in or enter into some operating and financing arrangements, which may limit our ability to operate our business.
      The operating and financial restrictions and covenants in certain of our debt agreements impose significant operating and financial restrictions on us and require us to meet certain financial tests. Complying with these restrictions and covenants may cause us to take actions that are not favorable to you as a holder of the notes. These restrictions may also have a negative impact on our business, results of operations, and financial condition by significantly limiting or prohibiting us from engaging in certain transactions, including:

•	incurring or guaranteeing additional indebtedness;

•	making investments;

•	creating liens on our assets;

•	transferring or selling assets currently held by us;

•	paying dividends;

•	engaging in mergers, consolidations, or acquisitions; or

•	engaging in other business activities.
      These restrictions could place us at a disadvantage relative to competitors not subject to such limitations.
      In addition, a breach of the covenants, ratios, or restrictions contained in our debt agreements could result in an event of default thereunder. Upon the occurrence of such an event of default, the lenders under our debt agreements, including our senior credit facility, could elect to declare all amounts outstanding under such agreements, together with accrued interest, to be immediately due and payable. If our lenders accelerate the payment of any of our indebtedness, we cannot assure you that our assets securing such debt would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes.
We may not be able to generate the necessary amount of cash to service our indebtedness, which may require us to refinance our indebtedness or default on our scheduled debt payments, undermining our ability to grow and operate profitably.
      We need a significant amount of cash to service our debt. Our ability to generate cash depends on the success of our financial and operating performance. This, to some extent, is subject to general economic, financial, competitive, legislative, and regulatory factors as well as other factors that are beyond our control. In addition, our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all, or that future borrowings will be available to us in an amount sufficient to enable us to satisfy all of our obligations (including those under the notes offered hereby) or to fund our other liquidity needs. In addition, because our senior credit facility has variable interest rates, the cost of those borrowings will increase if market interest rates increase.
      If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness before the scheduled maturity dates of such debt, sell assets, or raise equity. On such maturity dates, we may need to refinance our indebtedness if our operations do not generate enough cash to pay such indebtedness in full and if we do not raise additional capital. Our ability to refinance will depend on the capital markets and our financial condition at such time. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets, or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity.

The market price for CSK Corp.’s common stock may be volatile.
In recent periods, there has been volatility in the market price for CSK Corp.’s common stock. In addition, the market price of CSK Corp.’s common stock could fluctuate substantially in the future in response to a number of factors, including the following:

•	actual or anticipated fluctuations in CSK Corp.’s operating results;

•	actual or anticipated changes in CSK Corp.’s growth rates or its competitors’ growth rates;

•	changes in stock market analyst recommendations regarding CSK Corp.’s common stock, the common stock of companies that investors deems comparable to CSK Corp. or our industry generally;

•	operating and stock price performance of other companies that investors deem comparable to CSK Corp.;

•	changes in governmental regulations; and

•	geopolitical conditions, such as acts or threats of terrorism or military conflicts.
General market fluctuations, industry factors and general economic and political conditions or events, economic slowdowns, interest rate changes, credit loss trends or currency fluctuations, could also cause CSK Corp.’s common stock to decrease regardless of CSK Corp.’s operating performance.
In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect CSK Corp.’s stock price regardless of our operating results.

Ratio of earnings to fixed charges
         The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. For purposes of this ratio, earnings means the sum of:

•	our income (loss) before income taxes from continuing operations; and

•	our fixed charges.
      For purposed of this ratio, fixed charges means the sum of:

•	the interest we pay on borrowed funds;

•	the amount we amortize for debt discount, premium and issuance costs; and

•	one-third (the proportion deemed representative of the interest factor) of all our rental expenses.
      The following table presents our historical ratios of earnings to fixed charges for each of the periods indicated and does not reflect the sale of the notes and the additional borrowings incurred to finance the pending acquisition of Murray’s:

	Fiscal Year
								Thirty-nine Weeks Ended
	2000	2001	2002		2003	2004		October 30, 2005

Ratio	(1)	(1)	1.02	x	(1)	1.88	x	1.98x
(1) The ratio of earnings to fixed charges for fiscal years 2000, 2001, and 2003 was less than one-to-one coverage. In order to achieve one-to-one coverage, an additional $16.4 million, $54.6 million, and $17.4 million, respectively, of pre-tax income would have been required.